Exhibit 99.2

PRESS RELEASE OF NORTHWEST BANCSHARES, INC

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	William J. Wagner, President and Chief Executive Officer (814) 726-2140
William W. Harvey, Jr., Executive Vice President and Chief Financial Officer (814) 726-2140

Northwest Bancshares, Inc. Announces Special Dividend

Warren, Pennsylvania — April 22, 2013

The Board of Directors of Northwest Bancshares, Inc. (NasdaqGS: NWBI) today announced the declaration of a special cash dividend of $0.12 per share.  This dividend will be paid on May 16, 2013 to shareholders of record as of May 2, 2013 and will be in addition to the regular dividend that will be paid on the same day.  The Board noted that this special dividend was made to supplement the regular dividend for the first quarter of 2013 which was prepaid in December 2012.  The Company’s Chairman, William J. Wagner, noted in making this decision “The Board of Directors of Northwest Bancshares, Inc. recognizes the amount of excess capital our company is carrying and our limited ability to leverage this capital given current market and regulatory challenges.  They also considered the fact that persistently low interest rates have significantly diminished our shareholders’ investment yields and cash flow.  Given these considerations, our Board felt that it made sense to return some of our excess capital to our shareholders at this time.”

The Board also emphasized that the payment of the special dividend should not affect the payment of the regular quarterly dividends in 2013 which are scheduled to be paid in May, August and November.

Headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc. is the holding company of Northwest Savings Bank.  Founded in 1896, Northwest Savings Bank is a full-service financial institution offering a complete line of business and personal banking products as well as benefits and wealth management services. Northwest operates 166 community banking offices in Pennsylvania, New York, Ohio and Maryland and 52 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company.  Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market. Additional information regarding Northwest Bancshares, Inc. can be accessed on-line at www.northwestsavingsbank.com.

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Forward-Looking Statements - This release may contain forward-looking statements with respect to the financial condition and results of operations of Northwest Bancshares, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans.  Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release.